Exhibit 99.1

FOR IMMEDIATE RELEASE

	COMPANY	Timothy C. Delmore
July 17, 2003	CONTACT:	Chief Financial Officer
218/681-9868

	CONTACT:	Shawn Brumbaugh/
Tony Carideo
Padilla Speer Beardsley Inc.
612/455-1700

ARCTIC CAT REPORTS FIRST-QUARTER RESULTS FOR FISCAL 2004

•      Sales and Earnings At High End of Guidance

•      ATV Sales Increased 53%

•      Company Unveils New ATVs, Offers Extensive Model Line-up

THIEF RIVER FALLS, Minn., July 17 – Arctic Cat Inc. (Nasdaq: ACAT) today reported net sales of $77.2 million for the fiscal 2004 first quarter ended June 30, 2003, versus $78.3 million in the same period last year. The net earnings for the quarter were $102,000, or 0 cents per diluted share, compared to net earnings of $1.97 million, or 8 cents per diluted share, in the prior-year period.

“Our financial results were in line with our earlier guidance, anticipating lower sales and earnings due to fewer snowmobiles in our first-quarter sales mix,” said Christopher A. Twomey, president and chief executive officer. “For the year, we remain on track to achieve net sales growth of 2 to 4 percent, driven by increased ATV sales.”

Sales of all-terrain vehicles (ATVs) grew to $31.5 million from $20.6 million in the prior-year period, a year-over-year increase of 53 percent.

“Arctic Cat is becoming an ATV company that also produces snowmobiles,” Twomey said. “In fiscal 2004, we expect to produce more ATVs than snowmobiles and, significantly, ATV unit revenues will exceed that of snowmobiles for the first time in our company’s history. We’re proud to offer the most extensive and complete ATV line currently available.”

The company unveiled its new model line-up to dealers in June, introducing eight new models, four new engines, 14 major technology enhancements and more unique packages for the award-winning MultiRack Platform™ (MRP) ATV, which was named “2003 Product Innovation of the Year” by ATV Magazine. This expands Arctic Cat’s offerings to more than 25 ATV models in its 2004 line-up.

New ATVs introduced in June include Arctic Cat’s most powerful ATV yet, with a 650cc V-Twin engine. The company also entered the sport performance ATV segment with a 400cc DVX model featuring removable fenders. The 400 class ATV is the largest segment of the sports performance category, making this an important market entry. The company also launched two new youth models.

For the popular MRP ATV, Arctic Cat more than doubled the number of accessory attachments to over 40, and created nine customized accessory packages aimed at specific applications, including construction, ranching, fishing, camping, landscaping and hunting.

“Building on Arctic Cat’s tradition of innovation, we also are pleased to be the first manufacturer to offer integrated shelters on our ATVs,” Twomey said. Called “Rapid” packages designed for select MRP models, these tent-like shelters attach to the front and rear ATV racks and can be quickly deployed, comfortably enclosing the ATV and up to two people. “Rapid” packages include a fishing shelter for ice fishing, as well as a hunting blind on the big game and waterfowl packages.

Sales of Arctic Cat snowmobiles totaled $34.8 million in the 2004 first quarter versus $47.0 million in the comparable period last year. The lower sales comparison is primarily due to a change in the timing of shipments to dealers, in order to align snowmobile shipments with retail sales during Arctic Cat’s second and third fiscal quarters. For the current fiscal year ending March 31, 2004, the company anticipates that its snowmobile revenues will decline approximately 2 percent to 3 percent versus last year, as a result of conservative ordering by Midwest dealers following several consecutive seasons of poor snow conditions.

“This is particularly disappointing given the extensive changes in our exciting 2004 snowmobile line-up,” Twomey said.

Parts, garments and accessories sales rose 3 percent to $10.9 million, up from $10.6 million in the prior-year period.

During the first quarter, the company repurchased 232,500 shares of its common stock under its current share repurchase authorization. The company has approximately 750,000 shares remaining under this authorization.

Outlook

Arctic Cat anticipates 2004 second-quarter net sales for the period ending September 30, 2003, in the range of $216 million to $220 million, compared to $211.2 million for the same period last year. Net earnings for the quarter are estimated between 94 cents to 97 cents per diluted share versus earnings of 91 cents per diluted share in the prior-year quarter.

For the fiscal year ending March 31, 2004, Arctic Cat anticipates net sales will grow 2 to 4 percent and be in the range of $590 million to $602 million. Diluted earnings per share are estimated to be in the range of $1.39 to $1.41. Due to the seasonal nature of Arctic Cat’s snowmobile and ATV products, the company sells the majority of its products during its second and third fiscal quarters.

Conference Call

Arctic Cat will host a conference call to discuss the first-quarter results at 10:30 a.m. CT (11:30 a.m. ET) on Thursday, July 17. To access the replay, dial 402-977-9140 and enter conference call ID 21154896.  The audio replay will be available beginning at approximately noon CT on Thursday, July 17, until 5 p.m. CT on Thursday, July 24.

The conference call also will be Webcast. To access this live Webcast, go to the corporate portion of the company’s Web site at www.arcticcat.com, and click on the conference call icon. A replay of the Webcast will be archived on Arctic Cat’s Web site for 30 days following the call.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets snowmobiles and all-terrain vehicles (ATVs) under the Arctic Cat® brand name, as well as related parts, garments and accessories.  Its common stock is traded on the Nasdaq National Market under the ticker symbol “ACAT.”  More information about Arctic Cat and its products is available on the Internet at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K and future filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales and pricing; increase in material or production cost which cannot be recouped in product pricing; changes in the sourcing of engines from Suzuki; warranty expenses; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of insured amounts; environmental and product safety regulatory activity; effects of the weather; overall economic conditions; and consumer demand and confidence.

ARCTIC CAT INC.

Financial Highlights

(000s omitted, except per share amounts) (Unaudited)

	Three Months Ended June 30,
	2003	2002
Net Sales	$77,189	$78,283
Cost of Goods Sold	58,663	59,440
Gross Profit	18,526	18,843
Selling, General And Administrative Expenses	18,625	16,325
Operating Profit (Loss)	(99)	2,518
Other Income:
Interest Income	249	378
Earnings Before Income Taxes	150	2,896
Income Tax Expense	48	927
Net Earnings	$102	$1,969
Net Earnings Per Share
Basic	$0.00	$0.09
Diluted	$0.00	$0.08
Weighted Average Shares Outstanding
Basic	21,969	23,003
Diluted	22,251	23,324

	Three Months Ended June 30,
Selected Balance Sheet Data:	2003	2002
Cash and Short-term Investments	$21,015	$26,421
Accounts Receivable, net	38,729	38,398
Inventories, net	118,395	108,423
Total Assets	260,370	252,351
Current Liabilities	70,977	75,241
Long-term Debt	0	0
Shareholders’ Equity	178,522	167,701

	Three Months Ended June 30,
Product Line Information	2003	2002	Incr %
Snowmobiles	$34,766	$47,035	-26.1%
All-Terrain Vehicles	31,492	20,626	52.7%
Parts, Garments & Accessories	10,931	10,622	2.9%
Total Sales	$77,189	$78,283	-1.4%

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